Exhibit 5(e)

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: law@algoodbody.ie website: www.algoodbody.ie dx: 29 Dublin

our ref |COD 01-323352                                                          your ref                 |   date 4th June, 2004

To:	Stratus Technologies, Inc.

111 Powdermill Road

Maynard

Massachusetts 01754

USA

F-4 Registration Statement

Dear Sirs,

We have acted on behalf of Stratus Technologies Ireland Limited and Stratus Research and Development Limited (each a Company, collectively referred to as the Companies) who have requested us to give you this opinion in connection with a form F-4 Registration Statement to be filed with the U.S. Securities and Exchange Commission relating to $170,000,000 10.375% Senior Notes due 2008, (the Registration Statement).

1.	We have examined facsimile copies of:

1.1.	the agreements listed in Schedule 1 to this opinion letter (hereinafter referred to as the Agreements) and

1.2.	a corporate certificate of each of the Companies dated on the 18th day of November, 2003 attaching:

1.2.1.	copies of the certificate of incorporation and certificates on change of name, and memorandum and articles of association of each such Company;

1.2.2.	a copy of the minutes of a meeting with the board of directors, shareholders unanimous written resolution, and statutory declaration of a majority of the directors, each held or given on the 4th day of November, 2003; and

Dublin        London        Boston        New York        Brussels

M.G. Dickson	M.T. Beresford	P.M. Law	P.J. Carroll	J.A. O’Farrell	I.B. Moore	S.M. Doggett	S. O’Riordan	K.P. Allen	C. Rogers	M.J. Ward
E. Brunker	F.J. O’Riordan	D.J. Sanfey	J.N. Dudley	E.M. FitzGerald	J. Olden	B. McDermott	M.P. McKenna	A.V. Fanagan	C. O’Donovan	A.C. Burke
N.H. Martin	T.V. O’Connor	S.W. Haughey	J.H. Hickson	S.M. Lohan	J. Coman	C. Duffy	K.A. Feeney	E.A. Roberts	G. O’Toole	J. Given
S.C. Hamilton	H.N. Healy	P.R. Dobbyn	M.F. O’Gorman	B.M. Cotter	V.J. Power	E.M. Brady	M. Sherlock	D.Glynn	J.N. Kelly	D. Widger
R.B. Buckley	M.A. Greene	C.M. Preston	C.E. Gill	J.G. Grennan	L.A. Kennedy	P.V. Maher	E. MacNeill	J.B. Roche	N. O’Sullivan

Consultants:    J.R. Osborne    Professor J.C.W. Wylie    A.F. Browne

1.2.3.	a copy of the power of attorney of the Company dated 4th November, 2003 and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

2.	For the purpose of giving this opinion we have assumed:

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.3.	that the memorandum and articles of association of the Companies are correct and up to date;

2.4.	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland; and

2.5.	the accuracy and completeness of all information appearing on public records.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that :

3.1.	each Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 4th June, 2004 each Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.	each Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by each Company of the foregoing will not cause:

3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting such Company or by statute or regulation) to be exceeded; or

3.2.2.	any law or order to be contravened;

3.3.	each of the Agreements (including the guarantee provided by the Companies pursuant to the Indenture described in Schedule 1 hereto) to which a Company is party has been duly executed on its behalf and the obligations on the part of each Company under the Agreements are valid and legally binding on and are in a form capable of enforcement against each such Company under the laws of Ireland in the courts of Ireland, in accordance with their terms.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland. The Statute of Limitations Act 1957 (Ireland) sets out certain statutory prescribed periods within which a cause of action may be brought. Outside these periods or after the expiration of the relevant period the action may not be pursued. Actions founded on simple contract and on quasi contract cannot be brought after the expiration of six years from the date on which the cause of action accrued;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith. The Irish courts may refuse to give effect to an arbitrary decision of a party which it purports to impose on the Companies. In the case of certificates, the courts may, notwithstanding the wording of an agreement require that evidence be given as to the facts upon which the certificate is based; and

4.5.	additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. Essentially a clause will be upheld if it constitutes a genuine pre-estimate of damages by the parties, but it will be held to be void if it requires payment by one party in order to deter a breach by that party of the agreement. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement.

This opinion is furnished to you for the purpose of the registration of the Notes as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended or the Rules and Regulations of the Commission promulgated thereunder.

This Opinion is governed by and interpreted in accordance with Irish Law.

Yours faithfully,

/s/    A&L Goodbody

SCHEDULE 1

List of Agreements

Unless otherwise stated all agreements shall be dated the 18th day of November, 2003

1.	Parent Guarantee between the Companies, each of the corporations that are signatories thereto as guarantors and JPMorgan Chase Bank (as Administrative Agent); and

2.	Indenture between Stratus Technologies, Inc., the Companies, the other guarantors that are signatories thereto and US Bank National Association as trustee (the Indenture).

5